Exhibit 99.2

UDR Announces Strategic Partnership with MetLife
~Real Estate Joint Venture Portfolio has 5,748 Homes~

Denver, CO., November 8, 2010 – UDR, Inc. (NYSE: UDR), announced today that it has acquired The Hanover Company’s (“Hanover”) interests in the existing Hanover/MetLife Master Limited Partnership. The joint venture currently owns a portfolio of 26 operating communities containing 5,748 homes and 11 land parcels with the potential to develop approximately 2,300 additional homes.

UDR will pay $93 million for the following:

•	A 12.27% weighted average partnership interest in the 26 operating communities;

•	A 4.14% weighted average partnership interest in the 11 land parcels; and

•	The property and asset management agreements for the partnership.

$63 million of the $93 million was paid at closing and the balance will be paid to Hanover in two interest free payments in the amounts of $20 million and $10 million on the first and second anniversary of the closing, respectively.

“We are excited to partner with MetLife and its well-known, experienced real estate investment team on this portfolio of premiere apartment communities,” said Tom Toomey, president and chief executive officer of UDR. “The assets are located in many of our core markets with rent and quality levels at the top of each market.”

“We are pleased to be working with UDR to maximize the value of this high-quality portfolio,” said Robert Merck, senior managing director and head of real estate investments for MetLife. “UDR is recognized as having an outstanding operating platform and a leader in leveraging technology, and we look forward to a long-term relationship with the UDR team.”

“At the same time, we are grateful for Hanover’s partnership over the past several years and for being such an important part in helping us build this strong portfolio of properties,” added Merck.

UDR will act as the general partner and earn fees for property and asset management and financing transactions. The acquisition is expected to be immediately accretive to UDR’s funds from operations (“FFO”) with expected returns on invested capital of 9%.

All of the communities in the portfolio were built by Hanover, a company that is widely recognized for developing condominium quality apartment communities. The majority of the portfolio is comprised of mid/high-rise buildings located in urban, in-fill locations. The communities have a weighted average age of one year, a weighted average home size of 1,257 square feet and a weighted average monthly revenue per occupied home of approximately $2,167.

Operating Communities:

			Weighted Average
			Monthly Revenue per
			Occupied
Community	Location	Number of Homes	Home[1]	Occupancy[2]	Construction Type
Ashton Westwood	Los Angeles, CA	58	$5,041	82.8%	Mid-Rise

717 Olympic	Los Angeles, CA	151	3,243	94.0%	High-Rise

Viridian	Los Angeles, CA	60	3,022	96.7%	Mid-Rise

Current	San Diego, CA	144	2,639	93.8%	High-Rise

Strata	San Diego, CA	163	3,395	71.2%	High-Rise

Ashton San Francisco	San Francisco, CA	110	2,547	79.1%	Mid-Rise

Ashton Judiciary Square	Washington, DC	49	3,933	85.7%	High-Rise

Crescent Falls Church	Falls Church, VA	214	2,162	21.5%	Mid-Rise

Ashton Bellevue	Bellevue, WA	202	2,333	80.2%	High-Rise

TEN20	Bellevue, WA	129	2,563	93.8%	High-Rise

Olivian	Seattle, WA	224	3,098	88.8%	High-Rise

Domus	Philadelphia, PA	290	2,633	95.2%	Mid-Rise

Ashton Austin	Austin , TX	259	2,473	93.8%	High-Rise

1900 McKinney	Dallas, TX	230	2,697	89.1%	High-Rise

Cirque	Dallas, TX	252	1,952	87.3%	High-Rise

7 Riverway	Houston, TX	175	2,909	92.6%	High-Rise

Acoma	Denver, CO	223	1,846	85.7%	High-Rise

Hawfield Farms	Charlotte, NC	210	1,409	94.3%	Garden

Ashton South End	Charlotte, NC	310	1,748	81.3%	High-Rise

Residence at South Park	Charlotte, NC	150	2,399	90.0%	Mid-Rise

Charles River Landing	Boston, MA	350	1,945	73.7%	Mid-Rise

Lenox Farms	Braintree, MA	338	2,044	94.1%	Garden

Lodge at Foxborough	Foxborough, MA	250	1,606	93.2%	Garden

Lodge at Ames Pond	Tewksbury, MA	364	1,407	62.4%	Garden

Towson Promenade	Towson, MD	379	1,582	80.7%	Mid-Rise

Lodge at Lakecrest	Tampa, FL	464	1,135	90.9%	Garden

Total/Weighted Average		5,748	$2,167	83.5%

1 As of September 30, 2010.
2 As of October 1, 2010.

Additional property details and photos can be found in the presentation posted on the Investor Relations page of the Company’s website at www.UDR.com.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of November 8, 2010, UDR owned or had an ownership position in 58,796 apartment homes including 712 homes under development. For over 38 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

About MetLife

Through its Real Estate Investments department, MetLife oversees a well diversified, approximately $45 billion real estate investment portfolio, which is one of the largest in the U.S. and consists primarily of real estate equities, commercial mortgages and agricultural mortgages. MetLife is a global leader in real estate investment and real estate asset management, with a vast network of regional offices that keep in close contact with the major real estate markets. MetLife’s real estate investment focus includes office, multi-family, industrial and retail properties. For more information, visit www.metlife.com/realestate.

Contacts:

UDR, Inc.
H. Andrew Cantor
acantor@udr.com
720-283-6083

MetLife
Chris Breslin
212-578-8824
or
Emily Phillips
212-578-7217